Exhibit 10.1

CARBON NATURAL GAS COMPANY

2011 STOCK INCENTIVE PLAN

PERFORMANCE UNIT AWARD AGREEMENT

                          , 2012

To: [                      ]

Carbon Natural Gas Company, a Delaware corporation (the “Company”), is pleased to grant you an award (the “Award”) to receive an aggregate of [            ] performance units (each, a “Performance Unit”) in respect of (i) the period July 1, 2011 through December 31, 2011 (the “Primary Performance Period”) and, (ii) as to any Performance Units that do not become Earned Performance Units (as such term is defined in Section 2, below) during the Primary Performance Period, the period January 1, 2012 through December 31, 2012 (the “Secondary Performance Period”). The Award is subject to your acceptance of and agreement to all the applicable terms, conditions and restrictions described in this Performance Unit Award Agreement (this “Agreement”) and the Carbon Natural Gas Company 2011 Stock Incentive Plan (as it may be amended from time to time, the “Plan”). A copy of the Plan is available upon request.  To the extent that any provision of this Agreement conflicts with the expressly applicable terms of the Plan, you acknowledge and agree that those terms of the Plan shall control and, if necessary, the applicable provisions of this Agreement shall be deemed amended so as to carry out the purpose and intent of the Plan. Terms that have their initial letters capitalized, but that are not otherwise defined in this Agreement, shall have the meanings given to them in the Plan in effect as of the date of this Agreement. The Performance Units contemplated herein are granted as Performance Awards under the Plan and are subject to the award limitations applicable to awards denominated in shares of the Company’s common stock (the “Common Stock”) that are or may hereafter be set forth in the Plan.

This Agreement sets forth the terms of the agreement between you and the Company with respect to the Performance Units. By accepting this Agreement, you agree to be bound by all of the terms hereof.

1.                                      Overview of Performance Units.

(a)                                 Performance Units Generally. Each Performance Unit represents a contractual right to receive one share of Common Stock, subject to the terms and conditions of this Agreement including, without limitation, (i) the relative achievement of the performance objective outlined in Section 2 below (the “Performance Objective”) and (ii) the lapse of the forfeiture restrictions set forth herein.  Your right to receive Common Stock in respect of Performance Units is generally contingent, in whole or in part, upon (xi) the achievement of the Performance Objective during the Performance Period and (xii) except as provided in Section 4, your continued employment with the Company through the date of a Change in Control (as defined in Section 5(d) below).

(b)                                 Dividend Equivalents. With respect to each outstanding Performance Unit, the Company shall credit a book entry account with an amount equal to the amount of any cash dividend paid during the period from the date hereof until lapse of the forfeiture restrictions set forth herein on one share of Common Stock. The amount credited to such book entry account shall be payable to you at the same time or times, and subject to the same terms and conditions, as are applicable to your Performance Units.  Dividends and distributions payable on Common Stock other than in cash will be addressed in accordance with Section 9 hereof.

2.             Total Shareholder Return Objective.

(a)           The Performance Objective with respect to the Performance Units is based on Total Shareholder Return. “Total Shareholder Return” shall mean, as to the Company and each of the Peer Companies (as defined below), the stock price changes (i) during the Primary Performance Period and (ii) as to any Performance Units that do not become Earned Performance Units during the Primary Performance Period, during the Secondary Performance Period.  Subject to Section 2(b) below, for purposes of determining the Total Shareholder Return for the Company and each of the Peer Companies, the change in the price of the Company’s Common Stock and of the common stock of each Peer Company, as the case may be, shall be based upon the average of the closing stock prices of the Company and such Peer Company over the 20 trading days immediately preceding the beginning (the “Initial Value”) and the end of each of the Primary Performance Period and Secondary Performance Period, as the case may be. The Initial Value of the Common Stock to be used to determine Total Shareholder Return (i) during the Primary Performance Period is $0.575 per share and (ii) during the Secondary Performance Period is the average of the highest bid and lowest ask price per share on the first trading day of 2012, as quoted on the OTCQB trading platform. Achievement with respect to this Performance Objective shall be determined by the Committee based on the Company’s relative ranking in respect of the Primary Performance Period and the Secondary Performance Period, as the case may be, with regard to Total Shareholder Return as compared to Total Shareholder Return of the Peer Companies, and shall be determined in accordance with the applicable table as set forth in Appendix A hereto (subject to adjustment as provided therein). The applicable table shall be determined based on the number of Peer Companies for the Performance Period. A company shall be a “Peer Company” if it (i) is one of the companies listed on Appendix A hereto and (ii) has a class of common equity securities listed to trade under Section 12(b) of the Exchange Act during each day of the Performance Period. As soon as administratively practicable following the end of the Performance Period (but in no event later than the 15th day of the third calendar month following the calendar month in which the Performance Period ends), the Committee shall certify whether and to the extent that the Performance Objective has been achieved and will determine, in the manner described above, the number of Performance Units, if any, determined to be earned pursuant to the applicable table under Appendix A (as adjusted in the manner provided therein).  The number of Performance Units, if any, determined by the Committee pursuant to the preceding provisions of this Section 2 shall be referred to as the “Earned Performance Units.”

(b)           Until such time as the per day average number of shares of the Company’s Common Stock traded on the OTCQB trading platform (or such other primary trading platform, market or stock exchange on which shares of the Company’s Common Stock are then trading) exceeds 5,000 shares over a 20 trading day period, the Company Total Shareholder Return shall be based upon the difference between the applicable Initial Value and the average of the highest bid and lowest ask price per share on the last trading day of the Primary Performance Period or Secondary Performance Period, as applicable, as quoted on the OTCQB trading platform (or such other primary trading platform, market or stock exchange on which shares of the Company Common Stock are then trading).

3.             Conversion of Performance Units; Delivery of Common Stock with respect to Performance Units.  Unless an earlier date applies pursuant to Sections 4(a) or 4(b), payment in respect of Earned Performance Units shall be made in accordance with Section 5(c).

4.             Termination of Employment.

(a)           Death or Disability.  In the event that your employment with the Company terminates during the Performance Period due to your death or Disability (as defined below), then the date of such termination of your employment shall be deemed the end of the Performance Period and you will be issued a number of shares of Common Stock equal to the greater of:

(i)            the number of Performance Units that would have become Earned Performance Units in accordance with the provisions of Section 2 assuming that (A) the Performance Period ended on the date of your death or Disability, and (B) the determination of whether, and to what extent, the Performance Objective is achieved, is based on actual performance against the stated performance criteria through the date of your death or Disability; or

(ii)           the product of (A) the number of Performance Units (subject to adjustment as set forth in Section 9) and (B) a fraction (I) the numerator of which is the number of full months during the Performance Period (both Primary and Secondary) during which you were employed by the Company (counting the month in which your termination of employment occurs as a full month) and (II) the denominator of which is 18.

Distribution of shares of Common Stock determined to be earned by reason of this Section 4(a) shall be made not later than the 15th day of the third calendar month following your death or Disability.

(b)           Involuntary Termination.  In the event that your employment with the Company terminates during the Performance Period due to your Involuntary Termination (as defined below), then you will be issued a number of shares of Common Stock equal to the number of Performance Units that would have become Earned Performance Units in accordance with the provisions of Section 2 assuming that:

(i)            the Performance Period ended on the date of your Involuntary Termination; and

(ii)           the determination of whether, and to what extent, the Performance Objective is achieved, is based on actual performance against the stated performance criteria through the date of your Involuntary Termination.

Distribution of shares of Common Stock in respect of the Performance Units determined to be earned by reason of this Section 4(b) shall be made not later than the 15th day of the third calendar month following the Involuntary Termination of your employment.

(c)           Other Termination of Employment During the Performance Period.  In the event that your employment with the Company terminates prior to the end of the Secondary Performance Period for any reason other than those listed in Sections 4(a) or 4(b), all of your Performance Units that have not been previously determined to be Earned Performance Units shall terminate and automatically be canceled upon such termination of employment.

(d)           Termination of Employment After the Performance Period.  In the event that your employment with the Company terminates after the Performance Period (but prior to a Change in Control) due to your death, Disability or Involuntary Termination, then you will be issued a number of shares of Common Stock equal to the number of Performance Units that became Earned Performance Units in accordance with the provisions of Section 2.

(e)           Definitions of Disability and Involuntary Termination.  As used in this Agreement, the term “Disability” (i) shall have the meaning given such term in any employment agreement or severance agreement between you and the Company in effect as of the grant date specified above (the “Severance Agreement”), or (ii) if there is no Severance Agreement, shall mean that as a result of your incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties for six consecutive months, and you shall not have returned to full-time performance of your duties within 30 days after written notice of termination is given to you by the Company (provided, however, that such notice may not be given prior to 30 days before the expiration of such six-month period).  As used in this Agreement, the term “Involuntary Termination” means any termination of your employment with the Company (including, if you are party to a written employment agreement with the Company, a good reason termination in accordance with the terms and conditions of such written employment agreement) which does not result from your resignation; provided, however, that the term “Involuntary Termination” shall not include a termination as a result of death, Disability, or a termination of your employment by the Company by reason of your unsatisfactory performance of your duties, to be determined by the Company in its sole discretion, or by reason of your final conviction of a misdemeanor involving moral turpitude or a felony.

(f)            Termination of Employment.  For all purposes of this Agreement, you will be considered to have terminated from employment with the Company when you incur a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance thereunder.

5.             Change in Control.

(a)           Change in Control During the Performance Period.  Notwithstanding the provisions of Section 1 through Section 4 hereof or the terms of the Severance Agreement, if a Change in Control occurs during the Performance Period, and if you have been continuously employed from the grant date specified above until the date that a Change in Control occurs (the

“Change in Control Date”), then upon the occurrence of a Change in Control you will be issued a number of shares of Common Stock equal to the number of Performance Units that would have become Earned Performance Units in accordance with the provisions of Section 2 assuming that:

(i)            the Performance Period ended on the Change in Control Date; and

(ii)           the determination of whether, and to what extent, the Performance Objective is achieved, is based on actual performance against the stated performance criteria through the Change in Control Date.

(b)           Forfeiture of Earned Performance Units After Performance Period.  Except as provided in Section 4(d) hereof, you shall forfeit all Earned Performance Units if, prior to a Change in Control, you cease for any reason to be employed by the Company or a subsidiary of the Company.  The forfeiture provided for in this Section 5(b) shall terminate upon and in connection with a Change in Control.

(c)           Time and Form of Payment.  Any shares of Common Stock issuable pursuant to this Section 5 shall be issued immediately following (and not later than five business days after) the Change in Control Date and shall be fully earned and freely transferable as of the Change in Control Date. Notwithstanding anything else contained in this Section 5 to the contrary, if the Change in Control involves a merger, reclassification, reorganization or other similar transaction pursuant to which the Common Stock is exchanged for stock of the surviving corporation in such merger, the successor to the corporation or the direct or indirect parent of such a corporation (collectively, the “Successor Corporation”), then you shall receive, instead of each share of Common Stock otherwise deliverable hereunder, the same consideration (whether stock, cash or other property) payable or distributable in such transaction in respect of a share of Common Stock. Any property distributed pursuant to this Section 5(c), whether in shares of the Successor Corporation or otherwise, shall in all cases be freely transferable without any restriction (other than any such restriction that may be imposed by applicable law).

(d)           Definition of Change in Control.  As used in this Agreement, the term “Change in Control” (i) shall have the meaning given such term in the Severance Agreement, or (ii) if there is no Severance Agreement, shall mean the occurrence of any one or more of the following events:

(i)            the acquisition within any 12-month period by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of the total voting power of the then outstanding Common Stock of the Company entitled to vote generally in the election of directors, but excluding the following transactions (the “Excluded Acquisitions”):

(A)                               any acquisition directly from the Company (other than an acquisition by virtue of the exercise of a conversion privilege of a security that was not acquired directly from the Company),

(B)                               any acquisition by the Company, and

(C)                               any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company;

(ii)           a change in the composition of the Company’s Board of Directors (the “Board”) such that at any time during a period of 12 months or less, individuals who at the beginning of such period constitute the Board (and any new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was so approved) cease for any reason to constitute a majority thereof;

(iii)          an acquisition (other than an Excluded Acquisition) by any Person of fifty percent (50%) or more of the voting power or value of the Company’s Common Stock;

(iv)          the consummation of a merger, consolidation, reorganization or similar corporate transaction, whether or not the Company is the surviving company in such transaction, other than a merger, consolidation, or reorganization that would result in the Persons who are Beneficial Owners of the Company’s stock outstanding immediately prior thereto continuing to Beneficially Own, directly or indirectly, in substantially the same proportions, at least fifty percent (50%) of the combined voting power or value of the Company’s stock (or the stock of the surviving entity) outstanding immediately after such merger, consolidation or reorganization; or

(v)           the sale or other disposition during any 12 month period of all or substantially all of the assets of the Company, provided that such sale is of assets having a total gross fair market value equal to or greater than forty percent (40%) of the total gross fair market value of the assets of the Company immediately prior to such sale or disposition.

The foregoing definition of “Change in Control” is intended to comply with the requirements of Section 409A of the Code and the guidance issued thereunder and shall be interpreted and applied by the Committee in a manner consistent therewith.

6.             Forfeiture under Certain Circumstances.  Notwithstanding any provision herein to the contrary, the Committee may terminate your Award if it determines that you have engaged in material misconduct. Material misconduct includes conduct adversely affecting the Company’s financial condition, results of operations or prospects, or which constitutes fraud or theft of Company assets.  If such material misconduct results, directly or indirectly, in any restatement of the Company’s financial information after an amount has been paid to you with respect to the Award, then the Committee also may require you to reimburse the Company for all or a portion of such payment amount. In addition, if there is a material restatement of the Company’s financial statements that affects the financial information used in the determination of the amount paid to you under the Award, then the Committee may take such action, in its sole discretion, as it deems necessary to adjust such amount.

7.             Nontransferability of Awards.  The Performance Units granted hereunder may not be sold, transferred, pledged, assigned, encumbered or otherwise alienated or hypothecated,

other than by will or by the laws of descent and distribution.  Following your death, any shares distributable (or cash payable) in respect of Performance Units will be delivered or paid, at the time specified in Section 4 or Section 5, to your beneficiary in accordance with, and subject to, the terms and conditions hereof and of the Plan.

8.             Beneficiary Designation.  You may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) to whom shall be delivered or paid under this Agreement following your death any shares that are distributable or cash payable hereunder in respect of your Performance Units at the time specified in Section 3, Section 4 or, if applicable, Section 5. Each designation will revoke all prior designations, shall be in a form prescribed by the Committee, and will be effective only when filed in writing with the Committee during your lifetime. In the absence of any such effective designation, shares issuable and cash payable in connection with your death shall be paid to your surviving spouse, if any, or otherwise to your estate.

9.             Adjustments in Respect of Performance Units.  In the event of any common stock dividend or common stock split, recapitalization (including, but not limited to, the payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to stockholders (other than cash dividends), exchange of shares, or other similar corporate change with regard to the Company or any Peer Company, appropriate adjustments shall be made by the Committee to the Initial Value of the corresponding common stock, and, if any such event occurs with respect to the Company, in the aggregate number of Performance Units subject to this Agreement. The Committee’s determination with respect to any such adjustment shall be conclusive.

10.          Effect of Settlement.  Upon conversion into shares of Common Stock (or Successor Corporation common stock) pursuant to Section 4 or Section 5, all of your Performance Units subject to the Award shall be cancelled and terminated. If and to the extent that you are still employed at the end of the Performance Period, and some of your Performance Units shall not have become earned in accordance with the terms of this Agreement, all such unearned Performance Units subject to the Award shall be cancelled and terminated.

11.          Furnish Information.  You agree to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company by or under any applicable statute or regulation.

12.          Remedies.  The parties to this Agreement shall be entitled to recover from each other reasonable attorneys’ fees incurred in connection with the enforcement of the terms and provisions of this Agreement whether by an action to enforce specific performance or for damages for its breach or otherwise.

13.          Information Confidential.  As partial consideration for the granting of the Award hereunder, you hereby agree with the Company that you will keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that you have relating to the terms and conditions of this Agreement; provided, however, that such information may be disclosed as required by law and may be given in confidence to your spouse, tax and financial advisors, or to a financial institution to the extent that such information is necessary to secure a loan.

14.          Payment of Taxes.  The Company may from time to time require you to pay to the Company (or a Subsidiary if you are an employee of a Subsidiary) the amount that the Company deems necessary to satisfy the Company’s or its Subsidiary’s current or future obligation to withhold federal, state or local income or other taxes that you incur as a result of the Award. With respect to any required tax withholding, the Company, in its sole and absolute discretion, may withhold from the shares of Common Stock to be issued to you the number of shares necessary to satisfy the Company’s obligation to withhold taxes, that determination to be based on the shares’ Fair Market Value at the time as of which such determination is made. In the event the Company subsequently determines that the aggregate Fair Market Value of any shares of Common Stock withheld as payment of any tax withholding obligation is insufficient to discharge that tax withholding obligation, then you shall pay to the Company, immediately upon the Company’s request, the amount of that deficiency.

15.          Right of the Company and Subsidiaries to Terminate Your Employment.  Nothing contained in this Agreement shall confer upon you the right to continue in the employ of the Company or any Subsidiary, or interfere in any way with the rights of the Company or any Subsidiary to terminate your employment at any time.

16.          No Liability for Good Faith Determinations.  Neither the Company nor the members of the Board and the Committee shall be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Performance Units granted hereunder.

17.          No Guarantee of Interests.   The Board, the Committee and the Company do not guarantee the Common Stock of the Company from loss or depreciation.

18.          Company Records.  Records of the Company or its Subsidiaries regarding your period of employment, termination of employment and the reason therefor, leaves of absence, re-employment, and other matters shall be conclusive for all purposes hereunder, unless determined by the Company to be incorrect.

19.          Severability.  If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

20.          Notices.   Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any such notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date on which it is personally delivered, or, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. The Company or you may change, at any time and from time to time, by written notice to the other, the address which it or you had previously specified for receiving notices.

The Company and you agree that any notices shall be given to the Company or to you at the following addresses:

Company:	Carbon Natural Gas Company
1700 Broadway, Suite 1170
Denver, CO 80290
Attn: Kevin D. Struzeski

Holder:	At your current address as shown in the Company’s records.

21.          Waiver of Notice.  Any person entitled to notice hereunder may waive such notice in writing.

22.          Successor.  This Agreement shall be binding upon you, your legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.

23.          Headings.  The titles and headings of Sections and paragraphs are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

24.          Governing Law.   All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of the State of Delaware except to the extent Delaware law is preempted by federal law. The obligation of the Company to sell and deliver Common Stock hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Common Stock.

25.          Execution of Receipts and Releases.   Any payment of cash or any issuance or transfer of shares of Common Stock or other property to you, or to your legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. The Company may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.

26.          Amendment.   This Agreement may be amended at any time unilaterally by the Company provided that such amendment is consistent with all applicable laws and does not reduce any rights or benefits you have accrued pursuant to this Agreement. This Agreement may also be amended at any time unilaterally by the Company to the extent the Company believes in good faith that such amendment is necessary or advisable to bring this Agreement into compliance with any applicable laws, including Section 409A of the Code.

27.          The Plan.   This Agreement is subject to all the terms, conditions, limitations and restrictions contained in the Plan.

28.          Agreement Respecting Securities Act.   You represent and agree that you will not sell the Common Stock that may be issued to you pursuant to your Performance Units except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act (including Rule 144).

29.          No Shareholder Rights.  The Performance Units granted pursuant to this Agreement do not and shall not entitle you to any rights as a shareholder of Common Stock until such time as you receive shares of Common Stock pursuant to this Agreement. Your rights with respect to the Performance Units shall remain forfeitable at all times prior to the date on which rights become earned in accordance with this Agreement.

If you accept this Performance Unit Award Agreement and agree to its terms and conditions, please so confirm by signing and returning the duplicate of this Agreement enclosed for that purpose.

Very Truly Yours,

CARBON NATURAL GAS COMPANY

By:
Patrick R. McDonald
President and Chief Executive Officer
Date:

ACKNOWLEDGED AND AGREED:

By:
Name:

Appendix A

Determination of Performance Units Earned

Peer Companies:	Approach Resources, Inc.
Crimson Exploration, Inc.
Delta Petroleum Corporation
Double Eagle Petroleum Company
GeoMet, Inc.
Magnum Hunter Resources Corporation
Petroleum Development Corporation
Resolute Energy Corporation
RAM Energy Resources, Inc.
Rex Energy Corporation
Triangle Petroleum Corporation
U.S. Energy Corp.
Venoco, Inc.

If during the Performance Period the number of companies qualifying as Peer Companies for the Performance Period becomes less than seven, the Committee shall, in good faith, determine the percentage of the Performance Units earned in a manner consistent with the requirements to qualify the Performance Units as performance-based compensation exempt from the limitations imposed by Section 162(m) of the Code.

Percentage of Performance Units Earned:

The
Company’s
Rank Among	No. of Peer Companies
Peers	13	12	11	10	9	8	7
1	100%	100%	100%	100%	100%	100%	100%
2	92%	92%	91%	90%	89%	88%	86%
3	85%	83%	82%	80%	78%	75%	71%
4	77%	75%	73%	70%	67%	63%	57%
5	69%	67%	64%	60%	56%	50%	43%
6	62%	58%	55%	50%	44%	38%	29%
7	54%	50%	45%	40%	33%	25%	14%
8	46%	42%	36%	30%	22%	13%	0%
9	38%	33%	27%	20%	11%	0%
10	31%	25%	18%	10%	0%
11	23%	17%	9%	0%
12	15%	8%	0%
13	8%	0%
14	0%

Adjustment Rules:

Notwithstanding the table above, the following additional rule shall apply in determining the Percentage of Performance Units Earned under the applicable table:

If the Total Shareholder Return of one or more Peer Companies included in the applicable table above is within one percentage point of the Company’s Total Shareholder Return, then such table shall be applied by averaging the percentages that would apply under such table based on the Company’s actual rank against the Peer Companies and as if the Company’s ranking was switched with each such Peer Company that is within such one percentage point range.